CONTACT:	John Mills, Integrated Corporate Relations 310.954.1105 • jmills@icrinc.com

Reed's, Inc. Secures $2.0 Million Credit Facility with First Capital

LOS ANGELES, CA - July X, 2008 - Reed’s, Inc. (NASDAQ: REED) announced today that it has completed a two-year credit facility with First Capital, a leading financial services firm.

Under the terms of the agreement, the Company has increased its available borrowing capacity up to $2.0 million. The amount available under the credit facility is based on accounts receivable and inventory levels. The facility will be primarily used to provide working capital, fund the Company’s expansion within mainstream grocery store accounts and facilitate the Company’s general growth plans.

Christopher Reed, Founder and CEO of Reed’s, Inc., stated, “We are pleased to announce this new financing arrangement with First Capital and expect that this new facility will provide us with the financial flexibility to manage our business and growth initiatives. As Reed’s remains the #1, #2, #3 and #4 top selling sodas within natural foods grocery accounts, we see tremendous opportunity to build upon our positive momentum to further expand Reed’s presence within the mainstream marketplace. As such, during the first quarter we refocused our sales efforts on strengthening our presence in the estimated 10,500 supermarkets nationwide. With the completion of this agreement, we believe we are better positioned to execute against the significant opportunity ahead of us.”

“We are pleased to assist Reed’s Inc. in this strategic agreement,” said Tim Rafanello, Executive Vice President, Western Region of First Capital. “By helping the Company increase their borrowing capacity; they are advantageously positioned in the marketplace as they continue to expand throughout the U.S.”

About First Capital

First Capital is a leading commercial financial services firm providing prompt, professional and reliable working capital solutions and outsourcing, primarily for middle-market companies and institutions. With over $1 billion in total committed lines, First Capital is one of the largest independent and fastest-growing commercial finance companies in the United States. The firm focuses on asset-based lending, accounts receivable management, credit protection, international supply chain financing and servicing for clients in North America and Asia. The firm also manages asset portfolios for clients and is an active issuer of receivables-backed securities. Combining a unique blend of traditional and progressive banking methods, First Capital provides clients with customized support needed to grow and maintain their business. Based out of West Palm Beach, Florida, the firm has six full-service offices in major cities including New York, Los Angeles, Ft. Lauderdale, Oklahoma City and Atlanta and a subsidiary that is headquartered in Hong Kong.

About Reed’s, Inc.

Reed’s, Inc. makes the top-selling sodas in natural food markets nationwide, and is currently selling in 10,500 supermarkets in natural foods and mainstream. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed not manufactured and using fresh ginger, spices, and fruits in a brewing process that predates commercial soft drinks. In addition, the Company has acquired the top-selling root beer line in natural foods, the Virgil’s Root Beer product line, and the top-selling cola line in natural foods, the China Cola product line. Other product lines include Reed’s Ginger Candies, and Reed’s Ginger Ice Creams. Reed’s products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores, and restaurants nationwide and in Canada. For more information about Reed’s, please visit the company’s website at www.reedsgingerbrew.com, or call 800-99-REEDS.

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.